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                                                                    EXHIBIT 11.1



                        COMPUTATION OF PER SHARE EARNINGS



                                                             Quarter Ended                     Year Ended
                                                              December 25,                    December 25,
                                                    ------------------------------    ------------------------------
                                                         1998             1997            1998             1997
                                                         ----             ----            ----             ----
Net Income                                           $ 9,224,000      $ 7,163,000      $33,692,000      $30,981,000


Shares used to compute
earnings per share - Basic                            19,283,462       19,258,042       19,279,028       19,237,909


Earnings Per Share - Basic                                 $0.48            $0.37            $1.75            $1.61



Shares used to compute
earnings per share including
common stock equivalents - Diluted                    19,401,626       19,452,556       19,405,569       19,418,277


Earnings Per Share - Diluted                               $0.48            $0.37            $1.74            $1.60

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